SONY AND PALMSOURCE CONFIDENTIAL

Exhibit 10.29

BUSINESS COLLABORATION AGREEMENT

This Business Collaboration Agreement (“Agreement”) is entered into as of October 7, 2002 (“Effective Date”) by and between PalmSource, Inc., a Delaware corporation with a principal place of business at 5470 Great America Parkway, Santa Clara, California 95052-8145, U.S.A. (“PalmSource”) and Sony Corporation, a Japanese corporation with its principal place of business at 6-7-35 Kitashinagawa, Shinagawa-ku, Tokyo 141-0001, Japan (“Sony”).

RECITALS:

A. Sony is in the business of designing, developing, manufacturing and marketing handheld computing devices.

B. PalmSource is in the business of designing, developing, manufacturing and marketing operating systems for handheld and/or mobile computing devices; and

C. Effective as of November 12, 1999, Palm, Inc. (predecessor to PalmSource) and Sony entered into a Software License Agreement, as amended (“License Agreement”, as further defined below) with regard to Sony’s developing, manufacturing and marketing handheld computing products incorporating specified PalmSource software and technology related to the Palm Operating system platform.

D. Concurrently with the signing of this Agreement, the parties are also entering into that certain Amendment No. 6 to the Software License Agreement, establishing terms and conditions under which Sony may examine and modify certain Palm Source Code (as defined therein).

E. Concurrently with the signing of this Agreement, Sony through its wholly-owned subsidiary Sony Corporation of America and PalmSource are also entering into that certain Stock Purchase Agreement under which Sony Corporation of America is purchasing certain number of shares of Series A Preferred Stock of PalmSource.

F. The parties desire to enter into certain business collaborations as set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

AGREEMENT:

I.	Definitions. As used herein, the following capitalized terms shall have the meanings set forth below. Except as otherwise set forth in this Agreement, capitalized terms used in this Agreement shall have the same definitions as set forth in the License Agreement.

1.

“Affiliate” means, with respect to a given subject, an entity which controls, is controlled by or is under common control with the subject. Such entity shall be considered an Affiliate only so long as such control exists. For the purposes of this definition, “control” means beneficial ownership of more than fifty percent (50%) of the shares entitled to vote in the election of directors or other managing authority or, where there are no such

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shares, more than fifty percent (50%) of ownership interest representing the right to make decisions.

2.	“Applicable Business Area” means (i) with respect to PalmSource, PalmSource’s OS products and extensions thereof which it licenses or will license generally to its licensees, and (ii) with respect to Sony, Sony’s handheld computing and Smartphones developed or sold by or for (x) Sony’s Handheld Computing Company of Mobile Network Company, (y) any successor group or division thereof within Sony or any of its Affiliates, and (z) any other business area of Sony or any of its Affiliates that develops Licensee Products using the Palm Software or modifies or has access to any Palm Source Code or Palm Source Code Documentation.

3.	“Development Partner” means a PalmSource Licensee with whom PalmSource enters into a definitive written joint development agreement during the term of this Agreement, under which such PalmSource Licensee will participate in a co-development program with PalmSource for New Versions where such PalmSource Licensee develops material portions of the Palm Source Code for the New Versions and has the right to access and modify all or substantially all of the Palm Source Code for the execution of such co-development program (“Development Partner Agreement”). A Development Partner and its Affiliates shall together be considered only a single Development Partner, for purposes of this Agreement.

4.	“Development Period” means a period of three (3) years from the Effective Date or such longer period as the parties may mutually agree to conduct co-development projects under Article III below.

5.	“License Agreement” means the Software License Agreement between the parties dated November 12, 1999, as amended, including without limitation as amended by that certain Amendment No. 6 to the Software License Agreement entered into concurrently herewith.

6.	“New Version” means, any Updates of the latest version of Palm OS as of the Effective Date which is Palm OS 5.1.

7.	“PalmSource Licensee” means a third party who enters into a definitive written license agreement with PalmSource on terms similar to the License Agreement, under which such third party develops its own handheld computing products and/or Smartphones using the Palm Software as the primary operating system embedded therein and pays per unit royalties to PalmSource for distribution of such products. PalmSource’s Affiliates (other than Palm, Inc.) shall not be considered a “PalmSource Licensee” for purposes of this Agreement.

8.	“Smartphone” means digital cellular telephones having at least PIM capability and voice communications capability.

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II.	Information Rights.

1.	Applicable Business Area. The rights and obligations set forth in Section II of this Agreement apply only with respect to the Applicable Business Area of each party.

2.	Coordination Meetings. The parties will hold periodic meetings at least once every six (6) months to review and update the status of on-going product development activities of the parties concerning the respective Applicable Business Areas and discuss additional areas for cooperation between the parties.

3.	Road Maps. At least once every three (3) months, and upon either parties’ reasonable request from time to time, each party will provide the other with its current product and research and development roadmap for its respective Applicable Business Area.

4.	Other Coordination. Each party will reasonably notify the other party of (i) agreements and other transactions with third parties which such party believes in good faith would materially conflict with, and/or materially adversely impact, the performance of its obligations and the relationship with the other party established under this Agreement; (ii) agreements and other transactions with third parties which such party believes in good faith would materially conflict with, and/or materially adversely impact, the compatibility or interoperability of the Palm Software; (iii) with respect to PalmSource, materially adversely altering its policy for licensing the Palm OS, (iv) with respect to Sony, using any competing OS software for products in its Applicable Business Area or materially adversely altering any of Sony’s plans to use PalmSource’s operating system products; and (v) any material adverse change implemented by such party in the overall conduct of its Applicable Business Area. The above notification will be based upon the good faith belief of the notifying party regarding the above events. Such notification may be made by disclosure at the periodic meetings to be held pursuant to Section II(2) or other appropriate manner.

5.	Suggestions. In the event that either party provides the other with any opinion, suggestion or proposal for the other party’s products or Applicable Business Area in response to the information provided in Sections II(2), II(3) or II(4) above, the receiving party will consider such opinion, suggestion or proposal in good faith, but will not be required to delay any of its plans or schedules to do so. The receiving party will have the right, but not the obligation, to use such opinion, suggestion or proposal for its applicable products and Applicable Business Area in its sole discretion, subject to any conditions or restrictions mutually agreed prior to disclosure and subject to continued compliance with all of the terms and conditions of this Agreement and the License Agreement. This paragraph shall not be construed as granting any right or license to the receiving party under any patent or copyright of the other party.

6.

Scope of Information Rights. Notwithstanding anything to the contrary, all of the obligations to disclose information and provide notices set forth in this Agreement are subject to each party’s confidentiality and other obligations and duties to third parties and compliance with applicable laws and regulations. In no event shall either party be required to disclose any information or provide any notices which such party believes in good faith may (i) breach such party’s confidentiality or other obligations or duties to any third party, (ii) violate any law or regulation, or (iii) trigger disclosure requirements or other adverse consequences under securities or other laws or regulations or duties to third parties. All information will be provided on a confidential basis (subject to Section IV below) for purposes of general coordination in support of both parties’ Applicable Business Areas. Neither party will be bound by the road maps and other information it provides and each retains the right to change its plans as it deems appropriate in its sole discretion.

III.	Co-Development.

1.	Development Partner Exclusivity. For period of one (1) year after the Effective Date (the “Sole Partner Period”), PalmSource will not engage any Development Partner under any Development Partner Agreement for New Versions other than Sony. Upon the written request of either party to be made at least thirty (30) days in advance of the end of the Sole Partner Period, the parties will discuss in good faith the possibility of extending the Sole Partner Period for an agreed period of time, provided that the Sole Partner Period shall only be extended upon the mutual written agreement of both parties prior to the end of the Sole Partner Period. After the end of the Sole Partner Period, this Section III(1) shall terminate in its entirety and thereafter shall be of no further force or effect.

2.	Development Partner Co-Exclusivity. During the period commencing on the first day after the Sole Partner Period and ending on the third (3rd) anniversary of the Effective Date (the “Co-Exclusivity Period”), PalmSource will not engage more than (2) additional Development Partners under Development Partner Agreements for New Versions in addition to Sony (“Additional Development Partners”), provided that PalmSource may engage a Development Partner as a replacement of the Additional Development Partners if either of the Additional Development Partners breaches its obligations to PalmSource or is otherwise terminated or fails to substantially participate in the contemplated co development with PalmSource. After the end of the Co-Exclusivity Period, this Section III(2) and Section III(3) shall terminate in their entirety and thereafter shall be of no further force or effect.

3.	During the Co-Exclusivity Period, prior to engaging any Additional Development Partner, PalmSource will notify Sony (subject to Section II(6) above) of the co development project which PalmSource desires to pursue with the Development Partner (the “Project”) in a written form with a reasonable summary outlining the general technical and schedule requirements for the development Project. The information to be included in such written notice will be subject to PalmSource’s confidentiality and other obligations to third parties, it being understood that such obligations may restrict PalmSource from disclosing, among other things, the identity of the potential Development Partner and other confidential information of such Development Partner. If Sony provides written notice within ten (10) days after receipt of the above mentioned notice from PalmSource and offers terms under which Sony would agree to conduct such Project or a reasonable alternate project with PalmSource, then PalmSource will discuss in good faith the possibility of conducting such Project(s) with Sony in such manner as mutually agreed, for a period of up to twenty (20) days after receipt of such notice. If Sony does not provide such notice, or the parties do not mutually agree in writing within such twenty (20) day period that Sony should conduct such Project(s), PalmSource shall have the right to engage the Additional Development Partner for the Project. PalmSource shall not be required to enter into a good faith discussion with Sony pursuant to the aforementioned procedure (“First Notice Procedure”) more than once with respect to each Additional Development Partner, except that PalmSource will enter into the First Notice Procedure again if PalmSource desires to enter into a new co development agreement with the Additional Development Partner for a completely separate and distinct project that does not use, and is not related to, any of the co development for the prior Project conducted with the Additional Development Partner (where the First Notice Procedure was followed) or extensions thereof. It is understood that Sections III (1), (2) and (3) are limited to potential Additional Development Partners. However, if PalmSource enters into a joint development agreement with a non-Affiliate third party who is not a PalmSource Licensee during the Sole Partner Period or Co-Exclusivity Period that would otherwise qualify as an Additional Development Partner, PalmSource will notify Sony, subject to Section II(6). Such notification may be made by disclosure at the periodic meetings to be held pursuant to Section II(2) or other appropriate manner.

4.	No Restrictions on PalmSource’s Ordinary Course Activities. Notwithstanding the foregoing, nothing in this Agreement shall be construed as restricting or limiting PalmSource from conducting development and other activities in the ordinary course of its business as of the Effective Date and as similar activities thereto that may be conducted in the future, including, without limitation: (i) at any time soliciting, receiving or implementing any suggestions, error corrections, requests, features or technology from any PalmSource Licensee or any other third party, (ii) working with, and permitting access to and modification of source code by, contractors, testing labs, application developers, suppliers and licensors or participating in standards bodies or other committees or organizations for developing or promoting software, interfaces or other technology, (iii) providing and permitting modifications of source code in connection with any escrow account, customer support or maintenance obligations or the like, (iv) providing and permitting modifications of source code for selected portions and modules of the Palm Software to PalmSource Licensees, developers and other third parties or receiving, using, and/or obtaining ownership or licenses to such modifications, (v) working with PalmSource Licensees and other third parties to evaluate, test and modify APIs and compatibility requirements, (vi) complying with its existing agreements and all legal and regulatory requirements, and (vii) permitting the management and control of PalmSource by, and the exercise of all other rights and privileges of, the Affiliates and shareholders of PalmSource, whether or not such entities are PalmSource Licensees. PalmSource’s aforementioned activities shall be subject to its obligation of notification provided in Section II(4) above if such activities meet the requirements for notification expressly set forth in Section II(4).

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5.	Co-Development Projects. During the Development Period, the parties will meet at the beginning of each year within thirty (30) days after the respective anniversary of the Effective Date and draft a mutually agreed written co-development plan for the respective year outlining potential areas of joint development between PalmSource and Sony that allow the parties to leverage the specific skill sets offered by each party for New Versions. The co-development plan will contain no less than one active mutually agreed co-development project at any given time during the respective year and may be modified upon request by mutual written agreement of the parties.

6.

Co-Development Agreements. Any OS products, whether in whole or in part, that will be the subject of such co-development will be mutually agreed in writing from time to time. All co-development will be subject to a definitive written co-development agreement to be mutually agreed by the parties prior to the commencement of the respective project(s). Such co-development agreement will include, among other things, terms and conditions providing for the following unless otherwise mutually agreed: (i) good faith efforts by each party to allocate engineering resources on a priority basis, (ii) each party bearing all direct and related costs associated with its development activities and personnel, (iii) Sony sharing responsibility for providing PalmSource with compatibility tests and documentation for features or functions newly added by Sony and agreeing to meet PalmSource’s then current requirements for dependencies related to dates, quality, and other specifics that may influence the widespread distribution of compatibility guidelines, tests, and metrics for the benefit of PalmSource’s business, (iv) ownership and other provisions consistent with those set forth in Section 9 of the License Agreement, under which, among other things, Sony retains ownership of Licensee Add-On Modules and Licensee Replacement Fragments and PalmSource owns Derivative Works and other OS Developments, (v) a perpetual, irrevocable, non-terminable, paid-up, royalty-free, worldwide right and license for PalmSource to use, make and have made, modify, prepare and have prepared derivative works based on, reproduce, have reproduced, demonstrate, distribute, license, offer for sale, sell and import all co-developed OS software, with the exclusive right to license such OS products to third parties, and (vi) upon confirmation that a co-developed OS product is feasible in commercial production and meets all of PalmSource’s then current requirements for a Gold Master Release of the Palm OS (including, without limitation, compatibility, interoperability, reliability, support requirements and the like), the right for Sony to obtain license of such co-developed OS product (“Developed OS”) under the License Agreement (“Developed OS License”) on the same terms and conditions set forth therein, including the obligation to pay royalties and maintenance fees for such Developed OS. Except as otherwise expressly agreed in the co-development agreement, any use by Sony of the Palm Software and Palm Source Code and/or Palm Source Code Documentation for the co-development hereunder shall be subject to the terms and conditions of the License Agreement. If the co-development agreement expressly provides for different or additional terms and conditions regarding the use of Palm Software, Palm Source Code and/or Palm Source Code Documentation for the purpose of co-development such terms and conditions will apply solely to the co-development project under that agreement. The parties agree that the co-development agreement will contain appropriate terms and conditions to allow Sony to reasonably conduct the

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development tasks assigned to Sony under the respective co-development project and will otherwise preserve the confidentiality and other protections provided in the License Agreement for the Palm Source Code and/or Palm Source Code Documentation.

7.	Discontinuance of Palm OS Products. In the event that PalmSource discontinues all licensing and support of the latest version of the Developed OS licensed by PalmSource to Sony and permanently discontinues all development, licensing and support of future releases of the Palm OS, Sony shall have the right, but not an obligation, to continue to modify, duplicate, distribute and use the latest version of the Developed OS and any updates thereof in accordance with the express terms and conditions of the respective Developed OS Licenses; provided that (i) PalmSource shall continue to provide Sony with technical support as required in the respective Developed OS Licenses to the extent available, and (ii) PalmSource shall be entitled to compensation at the rates set forth in the respective Developed OS Licenses.

8.	Initial Development Project. As the first co-development project, PalmSource and Sony will jointly develop mutually agreed components of a New Version (as of the Effective Date, identified by PalmSource by the code name “SAHARA”) of the Palm OS. This project will be subject to a separate co-development agreement as described in Section III(5) above and is expected to provide for, among other things, the following as mutually agreed:

(a)	APIs: PalmSource to provide a window of opportunity for Sony to update a subset of the total number of APIs that PalmSource will submit to Sony;

(b)	IPv6: the ability for Sony to perform its own development with PalmSource support and cooperation regarding compatibility;

(c)	DRM (Digital Rights Management): PalmSource to provide support for Sony on how to ‘plug-in’ and support its proprietary Licensee Add-On Modules, but not for the actual development work associated with such Licensee Add-On Modules or to make modifications to the Palm OS architecture beyond PalmSource’s existing plans;

(d)	Multimedia: PalmSource to provide support for Sony’s multimedia applications effort for multiple threads and processes; and

(e)	Driver Model / IO Subsystem: PalmSource to provide support for Sony to leverage threads and processes.

9.	Applicable Business Area. This Section III is limited to each party’s Applicable Business Area. However, the parties may consider co-development projects in other business areas under this Section III as mutually agreed from time to time.

IV.	Confidential Information.

1.	Confidential Information. The Palm Software, Palm Source Code and Palm Source Code Documentation (including pre-release versions of each of the foregoing provided

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for co-development) shall remain subject to the confidentiality obligations set forth in the License Agreement with appropriate modifications to permit Sony to conduct the co-development projects as expressly agreed in the respective co-development agreements (as described in Section III(6) above). Other confidential information will be subject to this Section IV unless otherwise agreed in the respective co-development agreements.

(a)	During the course of discussions between the parties pursuant to this Agreement, each party (as a “Disclosing Party”) may disclose to the other party (as a “Receiving Party”) certain information which the Disclosing Party deems “confidential” Disclosure of such information shall be made either (i) in writing and clearly marked “confidential” by the Disclosing Party, or (ii) if orally or visually disclosed, identified as confidential at the time of disclosure and confirmed by a written resume with “confidential” marking to be issued to the Receiving Party by the Disclosing Party within thirty (30) days after the date of such disclosure. (The information in accordance with the above-mentioned shall be referred to as “Confidential Information”). For a period of five (5) years after initial disclosure, neither party shall disclose the Confidential Information to third parties or make any use of Confidential Information other than in connection with the performance of this Agreement or its exercise of its rights and licenses under this Agreement and the License Agreement. Such obligations shall not apply to any Confidential Information which: (1) is or becomes publicly available without any violation of this Agreement by Receiving Party; (2) was available to the Receiving Party from a third party on a non-confidential basis prior to receiving it from the Disclosing Party; (3) becomes available from a third party who is not subject to any obligation to keep such information confidential, (4) become a part of the public domain through no fault of the Receiving Party or (5) is independently developed without use of the Disclosing Party’s Confidential Information. If the Receiving Party is required to disclose any of the Confidential Information by an administrative or judicial action, the Receiving Party may so disclose such Confidential Information; provided that the Receiving Party attempts to maintain the confidentiality of such Confidential Information by asserting in such action applicable privileges and shall immediately after receipt of the notice of such action notifies the Disclosing Party of such action to give the Disclosing Party the opportunity to seek any other legal remedies to maintain such Confidential Information in confidence as herein provided.

(b)	Each Party shall be individually responsible for taking all required steps for safeguarding the confidentiality of third party confidential information provided to such Party in connection with the efforts undertaken pursuant to this Agreement.

(c)

Except as otherwise expressly set forth in the License Agreement and in any co-development agreements: (i) all of the Confidential Information disclosed, delivered to or acquired by a Receiving Party from a Disclosing Party hereunder, shall be and shall remain the sole property of the Disclosing Party, and

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(ii) disclosure of the Confidential Information under this Agreement shall by no means constitute any option, grant or license under any patent, copyright, know-how or other intellectual property rights now or in the future held or otherwise controlled by either party.

2.	Disclosure of Agreement. Neither party shall disclose any specific terms of this Agreement. Notwithstanding the foregoing, in the following cases, each party may disclose the specific terms of this Agreement: (i) as may be required by law; (ii) to legal counsel of the parties; (iii) in connection with the requirements of a public offering or other securities filing; (iv) in confidence, to accountants, banks, and financing sources and their advisors who are subject to reasonable confidentiality obligations; (v) in confidence, in connection with the enforcement of this Agreement or exercise of its rights under this Agreement; or (vi) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

V.	Disclaimer of Warranties.

NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE CONCERNING ANY INFORMATION OR MATERIALS PROVIDED TO THE OTHER PARTY UNDER THIS AGREEMENT. IN PARTICULAR, ANY AND ALL WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED.

VI.	Limitation on Liability.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, DATA OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT (INCLUDING NEGLIGENCE) PRODUCT LIABILITY, OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, EXCEPT FOR EITHER PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE IV HEREIN, IN NO EVENT SHALL EITHER PARTY’S TOTAL LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THREE MILLION DOLLARS (US $3,000,000). THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

VII.	Term and Termination.

1.	Term. This Agreement shall be effective from the Effective Date until the tenth (10th) year anniversary thereof, unless earlier terminated in accordance with the terms hereof (“Term”).

2.	Termination upon Bankruptcy, etc. This Agreement may be automatically terminated by one party upon:

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(a)	The filing by or against the other party of a petition for reorganization or liquidation under the United States Bankruptcy Code or corresponding laws or procedures of any applicable jurisdiction; or

(b)	The filing by or against the other party of any other proceeding concerning bankruptcy, insolvency, dissolution, cessation of operations, reorganization of indebtedness, or the like. If such proceeding is involuntary and is contested in good faith, this Agreement shall terminate only after the passage of one hundred twenty (120) days without the dismissal of such proceeding; or

(c)	The voluntary or involuntary execution upon; the assignment or conveyance to a liquidating agent, trustee, mortgagee or assignee of whatever description; or the marking of any judicial levy against a substantial percentage of the other party’s assets, for the benefit of its creditors; or

(d)	The appointment of a receiver, keeper, liquidator or custodian of whatever sort of description, for all or a substantial portion of the other party’s assets; or

(e)	The dissolution or insolvency of the other party, the distribution of a substantial portion of its assets, or its cessation to continue all or substantially all of its business affairs.

3.	Termination upon Default. A party will have the right to terminate this Agreement for default or breach by the other party in the performance of any material obligation where such default or breach remains uncorrected for a period of thirty (30) days after written notice thereof to the defaulting party. The foregoing right of termination shall be cumulative with any other right or remedy of a party for default or breach by the other party.

4.	Termination by PalmSource.

(a)	As used in this Section VII(4), “Applicable Products” means handheld computing products and Smartphones developed or sold by or for Sony’s Mobile Network Company and any successor group or division thereof within Sony or any of its Affiliates, where Palm OS or any other operating systems that could reasonably be replaced by any current or future version of Palm OS (for example, without limitation, PocketPC, mobile versions of Linux and Symbian) are used as the primary operating system. “Applicable Products” specifically excludes any products where it would be commercially impracticable to use a version of the Palm OS (or a reasonable extension thereof) as the primary operating system.

(b)	As used in this Section VII(4), “Directly Competitive OS” means operating systems for handheld products or Smartphones that could reasonably be replaced by any current or future version of Palm OS (or a reasonable extension thereof) as the primary operating system for Applicable Products that use such operating system. For example, “Directly Competitive OS” includes, without limitation, PocketPC, mobile versions of Linux and Symbian.

(c)

PalmSource shall have the right to terminate this Agreement upon thirty (30) day’s prior written notice to Sony in the event that at any time during the Term (i) Sony no longer licenses the Palm OS from PalmSource as the primary operating system for its Applicable Products; or (ii) there are no active co-development projects or co-development plans for New Versions in effect between the parties under Section III above for any consecutive six (6) month period during the Term. After the Sole Partner Period, PalmSource shall have the right

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to terminate this Agreement upon thirty (30) day’s prior written notice to Sony in the event that at any time during the Term (i) Sony licenses a Directly Competitive OS for any of its Applicable Products and the total number of units of such Applicable Products that incorporate such Directly Competitive OS sold by Sony within any year exceeds fifty percent (50%) of the total number of units of Applicable Products that incorporate Palm OS sold by Sony within such year; (ii) Sony’s annual royalties paid to PalmSource under the License Agreement for Applicable Products (excluding any royalties for products distributed in the market of mainland China until after six (6) months from the date Sony first sells its Applicable Products that incorporate Palm OS in the mainland China market) in any PalmSource fiscal year fall below ten percent (10%) of the total annual royalty revenue of PalmSource for such fiscal year with respect to Applicable Products sold throughout the world (excluding any royalties for products distributed in the market of mainland China until after six (6) months from the date Sony first sells its Applicable Products that incorporate Palm OS in the mainland China market); or (iii) the total royalties paid by Sony to PalmSource for Applicable Products under the License Agreement for any PalmSource fiscal year do not increase over the royalties paid by Sony to PalmSource for the prior fiscal year.

5.	Termination by Sony. Sony shall have the right to terminate this Agreement upon thirty (30) day’s prior written notice to PalmSource in the event that (i) the total number of units of Applicable Products that incorporate a particular Directly Competitive OS sold by Sony within any year exceeds fifty percent (50%) of the total number of units of Applicable Products that incorporate Palm OS sold by Sony within such year; and (ii) PalmSource’s OS products are not among the top three in total worldwide market share relative to other Directly Competitive OS products, as reported in IDC’s “Handheld Device Market Update” in the category titled “Smart Handheld Devices” or a reasonable substitute if such report is no longer available.

6.	Effect of Termination. Except as reasonably required to exercise any surviving rights or licenses, each party shall, within ten (10) days of termination of this Agreement, deliver to the other (a) all Confidential Information received from the other, and (b) a certificate certifying that, through its best efforts, the receiving party has destroyed the Confidential Information and all copies thereof in its possession or control. The rights and obligations of the parties pursuant to Sections III(7) (“Discontinuance of Palm OS Products”), IV (“Confidential Information”), V (“Disclaimer of Warranty”), VI (“Limit on Liability”), VII (“Term and Termination”) and VIII (“Miscellaneous”) of this Agreement shall survive the termination or expiration hereof.

VIII.	Miscellaneous.

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1.	Independent Contractor. PalmSource and Sony are and at all times shall be and remain independent contractors as to each other, and at no time shall either be deemed to be the agent of the other, and no joint venture, partnership, agency or other relationship shall be created or implied hereby or herefrom. Except as is expressly set forth herein, each party shall bear full and sole responsibility for its own expenses, liabilities, costs of operation and the like.

2.	Assignment. The parties shall not assign their rights or delegate their duties under this Agreement whether voluntarily, by operation of law, or otherwise without the other Party’s prior written consent, and any attempt to do so without such consent will be void; provided, however, that PalmSource shall have the right to assign this Agreement without such consent in connection with a transfer of all or substantially all of its business or assets related to the Palm OS, whether by sale of stock or assets, merger, operation of law or otherwise. In the event of such an assignment by PalmSource, Sony and the assignee shall hold good faith discussions for a period of thirty (30) days after the assignment to determine whether to continue this Agreement. If Sony and the assignee do not mutually agree in writing to continue this Agreement during such thirty (30) day period, then this Agreement shall terminate; provided, however, that Sony and the assignee shall each retain its surviving rights and obligations as set forth in Section VII(6) above. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties.

3.	Notices. All notices and requests, required or authorized by this Agreement shall be given in writing and shall be deemed to have been received upon dispatch when sent (i) by facsimile with confirmation of transmission, (ii) by personal same day delivery or (iii) by commercial overnight carrier with written verification of receipt, to the other party at the address or facsimile number(s) designated below. Either party may change its address or facsimile number by written notice to the other party.

Notices to PalmSource shall be addressed as follows:

PalmSource, Inc.

5470 Great America Parkway

Santa Clara, California 95052-8145

Attention: Vice President, Sales

Fax No.: (408) 878-2510

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with a copy to the attention of

General Counsel

Legal Department

PalmSource, Inc.

5470 Great America Parkway

Santa Clara, CA 95052-8145

Fax No.: (408) 878-2180

Notices to Developer shall be addressed as follows:

Sony Corporation

6-7-35 Kita-Shinagawa, Shinagawa-ku

Tokyo, 141-0001, Japan

Attention: President, Handheld Computer Company

Fax No.: +813-5795-6393

with a copy to the attention of:

Business Development Section,

MNC Business Strategy Department

6-7-35 Kita-Shinagawa, Shinagawa-ku

Tokyo, 141-0001, Japan

Fax. No.: +813-5795-8985

4.	Non-Waiver. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

5.	Severability. If any term, provision, covenant or condition of this Agreement is held invalid or unenforceable for any reason, the parties agree that such invalidity shall not affect the validity of the remaining provisions of this Agreement and further agree to substitute for such invalid or unenforceable provision a valid and enforceable provision of similar economic effect.

6.	Paragraph Headings. The paragraph headings in this Agreement are solely for convenience and shall not be considered in its interpretation.

7.

Controlling Law. This Agreement shall be governed in all respects by the laws of the United States and the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California. The parties agree that the Superior Court of the State of California for Santa Clara County and/or the United States District Court for the Northern District of California and the corresponding appellate courts shall have exclusive jurisdiction and venue over all controversies in connection herewith and any decree or order rendered by such a court of

SONY AND PALMSOURCE CONFIDENTIAL

last resort or such a court of lower jurisdiction from which no appeal has been taken shall be final and binding upon both parties.

8.	Entire Agreement. This Agreement, the License Agreement and the Confidentiality Agreements contain the entire understanding and agreement of the parties with respect to the matters contained herein and therein and supersedes any prior or contemporaneous understandings or agreements, whether written or oral, between the parties with respect to such matters. This Agreement may not be modified or amended except by a writing signed by an authorized representative o£ each of the parties.

9.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.	Publicity. Except as otherwise permitted in Section IV(2), neither party shall, without the other party’s prior written approval make any public announcement or disclosure as to the existence of or matters set forth in this Agreement. Prior to making any such public announcement or disclosure as to the existence of or matters set forth in this Agreement, the party will notify the other party of its plan, press release and other rated materials for prior consultation of such other party. Notwithstanding the foregoing or anything to the contrary in this Agreement, PalmSource shall not be restricted with respect to any publicity, marketing or announcements only regarding its current and future products (including, without limitation, those co-developed hereunder) and related business plans and activities.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the data first above written.

Sony Corporation		PalmSource, Inc.

By:	/s/ Kenji Kimura	By:	/s/ David C. Nagel
Signature		Signature

Kenji Kimura		David C. Nagel
Typed or Printed Name		Typed or Printed Name

President, Mobile Network Company		President and CEO
Title		Title

October 7, 2002		September 26, 2002
Date		Date